MERIT PLAN OF BENEFITS

                                 AMENDMENT NO. 1

                           ADOPTED: December 31, 1995


     WHEREAS M/A-COM, Inc. (then known as Microwave Associates, Inc. and hereinafter referred to as the "Company") adopted and established, effective August 1, 1959, a profit-sharing and retirement plan for the benefit of its Employees. known as the Profit-Sharing and Retirement Plan for Employees of Microwave Associates, Inc. (hereinafter referred to as the "Prior Plan'); and

     WHEREAS, effective as of April 1, 1984, the Company amended and restated the Prior Plan, as previously restated and amended, by establishing two separate plans and a group trust under which each was funded, known as (i) the MERIT Plan of Benefits, (ii) the Retirement Plan for Employees of M/A-COM, Inc., and (iii) the MERIT Group Trust Agreement, respectively (such plans and trust being collectively referred to as the M/A-COM Employees' Retirement Investment Trust ("MERIT"); and

     WHEREAS the Company subsequently amended and restated said MERIT Plan of Benefits, effective generally as of January 1, 1990, among other things to effect a spinoff therefrom effective as of October 1, 1990 of a portion of the Plan, such spinoff being named the MERIT Plan of Benefits; and

     WHEREAS the Company adopted said MERIT Plan of Benefits on behalf of itself and all Participating Related Employers therein, effective generally as of October 1, 1990; and

     WHEREAS the Company subsequently amended and restated said MERIT Plan of Benefits, effective generally as of January 1, 1992, among other things to comply with all provisions of the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and all related legislation and regulations; and

     WHEREAS Section 9.1 of said MERIT Plan of Benefits, as so amended and restated, reserves to the Company the right, at any time and from time to time, to amend said MERIT Plan of Benefits in whole or in part; and

     WHEREAS the Company wishes to amend said MERIT Plan of Benefits, in order to provide for a mechanism for correcting excess allocations to the Accounts of Participants thereunder and to grant credit for service rendered by any participant to AMP, Inc.;

     NOW, THEREFORE, the Company hereby amends said MERIT Plan of Benefits, as follows:

(1) Effective January 1, 1995, by adding at the end of Section 4.5 thereof the following language:

     "If the Annual Additions made to any Participant's Accounts for any Plan Year should exceed the amount permitted under Section 415 as a result of a reasonable error in determining the amount of Tax Deferral Contributions that may be made on behalf of the Participant under the limits of Section 415, the Plan may (but is not required to) distribute to the Participant, not later than the April 15 following the close of such Plan Year, the Participant's Tax Deferral Contributions and the gains and income allocable thereto, to the extent such distribution will reduce the amounts in the Participant's Accounts that exceed said limits of Section 415. The Committee shall establish such rules and regulations as it deems necessary to carry out the effect of this provision, consistent with Section 415 and the Regulations thereunder, including Treasury Regulations section 1.415-6(b)(6)(iv), which rules and regulations shall be applied uniformly with respect to each Participant." and

(2) Effective July 1, 1995, by deleting from the end of Section 1.36(d) thereof the word "and", and by adding before the final period in Section 1.36(e) thereof, the following:

     "; and

     (f) an Employee shall be credited with Years of Service for all service with AMP, Inc"

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed, this 31st day of December, 1995.

                                        M/A-COM, INC.
     CORPORATE
     SEAL
                              By: ________________________________
                                    Richard Clark, President
     ATTEST:

     ------------------------------
     Its:


MERITAM1.DOC